UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report:  October 19, 2004

(Date of earliest event reported)

SOUTHWEST WATER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	0-8176	95-1840947
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Wilshire Building
624 South Grand Avenue, Suite 2900
Los Angeles, California 90017-3782
(Address of principal executive offices, including zip code)

(213) 929-1800
(Registrant’s telephone number, including area code)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                               Entry into a Material Definitive Agreement

The information included in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03                             Creation of a Direct Financial Obligation

On October 20, 2004, Suburban Water Systems (the “Company”), a wholly-owned subsidiary of Southwest Water Company (“Southwest”), closed the private placement of $15,000,000 in aggregate principal amount of its 5.64% Series D First Mortgage Bonds due 2024 (the “Bonds”).  The Bonds were sold pursuant to an Indenture of Mortgage and Deed of Trust, dated October 1, 1986, between the Company and U.S. Bank National Association (the “Trustee”), as amended and supplemented (the “Indenture”).  The terms and conditions of the Bonds are set forth in the Indenture and that certain Fourth Amendment and Supplement to Indenture of Mortgage dated as of October 1, 1986, dated as of October 19, 2004 between the Company, Southwest and the Trustee.  The Bonds were sold pursuant to a Bond Purchase Agreement dated October 19, 2004 by and among Suburban Water Systems, Southwest and the Company.  The Company intends to use the proceeds from the offering to redeem its outstanding 8.93% Series A First Mortgage Bonds in the principal amount of $3,300,000, for capital expenditures and general corporate purposes.

Interest on the Bonds accrues from October 20, 2004 or the most recent interest payment date, and is payable in cash semi-annually in arrears on April 1st and October 1st of each year, commencing April 1, 2005.  The Company, at its option, may at any time after issuance, redeem the Bonds prior to maturity at a redemption price equal to 100% of the principal amount of the Bonds to be redeemed plus any accrued and unpaid interest, plus a make-whole premium under certain circumstances described in the Indenture.   The Indenture contains customary events of default, including nonpayment of principal when due; nonpayment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; and violation of covenants.  If an event of default occurs and is continuing, the Company may be required to repay all amounts outstanding under the Bonds.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 22, 2004
SOUTHWEST WATER COMPANY

	By:	/s/ Richard J. Shields
Richard J. Shields
Chief Financial Officer